SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

INFORMATION STATEMENT

PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

SCHEDULE 14C

(RULE 14C-101)

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

Appgate, Inc.
(Name of Registrant As Specified In Its Charter)

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☐	Fee paid previously with preliminary materials.

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Appgate, Inc.

2 Alhambra Plaza, Suite PH-1-B
Coral Gables, Florida 33134

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

August 11, 2022

Dear Stockholders:

We are furnishing the accompanying information statement (the “Information Statement”) to the holders of common stock, par value $0.001 per share (the “Common Stock”), of Appgate, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”) as of August 8, 2022 (the “Record Date”). The purpose of the Information Statement is to notify stockholders that, in lieu of an annual meeting of the stockholders of the Company, and pursuant to Section 211(b) of the Delaware General Corporation Law (the “DGCL”), the Board of Directors of the Company (the “Board”) and SIS Holdings LP, the holder of approximately 88.9% of our outstanding voting securities as of the Record Date (the “Voting Stockholder”), have nominated and elected, respectively, each of Manuel D. Medina and Benjamin Phillips (the “Elected Directors”), as Class I members of the Board for three-year terms that expire at the 2025 annual meeting of the Company’s stockholders or, if no 2025 annual meeting is held, until each Elected Director is re-elected by a written consent of a majority of the Company’s stockholders, or their respective successor is duly elected and qualified, or until their respective earlier death, resignation or removal (each of the Elected Directors is a current member of the Board).

We are not asking you for a proxy and you are requested not to send us a proxy. This notice and accompanying Information Statement shall constitute notice to you of the Voting Stockholder taking the aforementioned corporate action by written consent, without a meeting and by less than unanimous consent of our stockholders, under Section 228 of the DGCL.

The accompanying Information Statement is being provided to you for your information to comply with the requirements of Regulation 14C of the Securities Exchange Act of 1934, as amended (“Exchange Act”). This Information Statement constitutes notice to you of the aforementioned corporate action taken without a meeting, by less than unanimous consent of our stockholders, pursuant to Section 228 of the DGCL. You are urged to read this Information Statement carefully in its entirety. However, no action is required on your part in connection with this document. No meeting of our stockholders will be held or proxies requested because we have received written consent to this matter from the Voting Stockholder who holds a majority of the aggregate issued and outstanding shares of our voting stock.

Under Rule 14c-2(b) of the Exchange Act, none of the actions described in the Information Statement may become effective earlier than 20 calendar days after we have sent or given the Information Statement to our stockholders. We intend to distribute this Notice and Information Statement to our stockholders on or about August 17, 2022. The Record Date established for purposes of determining the number of issued and outstanding shares of voting stock, and thus voting power, was August 8, 2022.

THIS IS FOR YOUR INFORMATION ONLY. YOU DO NOT NEED TO DO ANYTHING IN RESPONSE TO THIS INFORMATION STATEMENT. THIS IS NOT A NOTICE OF AN ANNUAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

Thank you for your continued support of and interest in Appgate.

Sincerely,

/s/ Barry Field

Barry Field

Chief Executive Officer

2

APPGATE, INC.
2 Alhambra Plaza, Suite PH-1-B
Coral Gables, Florida 33134

INFORMATION STATEMENT

We Are Not Asking You for a Proxy and
You Are Requested Not To Send Us a Proxy

INTRODUCTION

This Information Statement is being furnished to the stockholders of Appgate, Inc. (the “Company,” “we,” “us,” or “our”) in connection with the actions taken by us as a result of a written consent in lieu of an annual meeting of stockholders pursuant to the Delaware General Corporation Law (the “DGCL”), dated August 9, 2022.

This Information Statement and Notice of Stockholder Action by Written Consent is being furnished by us to our stockholders of record as of August 8, 2022 (the “Record Date”), to inform our stockholders that the Board of Directors of the Company (the “Board”) and SIS Holdings LP (“SIS Holdings”), the holder of approximately 88.9% of our outstanding voting securities as of the Record Date (the “Voting Stockholder”), have nominated and elected, respectively, each of Manuel D. Medina and Benjamin Phillips (the “Elected Directors”), as Class I members of the Board for three-year terms that expire at the 2025 annual meeting of the Company’s stockholders or, if no 2025 annual meeting is held, until each Elected Director is re-elected by a written consent of a majority of the Company’s stockholders, or their respective successor is duly elected and qualified, or until their respective earlier death, resignation or removal (the action of nominating and electing the Elected Directors is referred to herein as the “Corporate Action”).

This Information Statement is being sent to you to notify you of the Corporate Action taken by written consent in lieu of an annual meeting of our stockholders on August 9, 2022. On August 8, 2022, our Board nominated the Elected Directors and on August 9, 2022, the Voting Stockholder, representing approximately 88.9% of the voting power of our Company as of the Record Date, elected the Elected Directors by written consent without a meeting and by less than unanimous consent of our stockholders.

The ability to proceed without an annual meeting of the stockholders to approve, adopt and/or ratify the Corporate Action is authorized by Sections 211 and 228 of the DGCL which provides that, unless otherwise provided in our second amended and restated certificate of incorporation (the “A&R Charter”) and amended and restated bylaws (the “A&R Bylaws”), action required or permitted to be taken at a meeting of our stockholders may be taken without a meeting if a written consent that sets forth the action so taken is signed by stockholders holding at least a majority of the voting power of the Company, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required. Such consent shall have the same force and effect as a majority vote of the stockholders and may be stated as such in any document. Prior to the Triggering Event (as defined in our A&R Charter), our A&R Charter and A&R Bylaws permit stockholders to act by written consent consistent with the provisions of Sections 211 and 228 of the DGCL. Thus, to eliminate the costs to us and management time involved in holding an annual meeting, and in order to take the Corporate Action as described in this Information Statement, the Voting Stockholder representing in excess of 50% of the voting stock executed and delivered a written consent to us.

We are distributing this Information Statement to our stockholders in full satisfaction of any notice requirements we may have under the DGCL and of Regulation 14C of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

This Information Statement is dated as of August 11, 2022 and is first being sent or given to our stockholders of record as of the Record Date on or about August 17, 2022.

On the Record Date, there were 131,793,660 shares of our Common Stock issued and outstanding and entitled to notice of and to vote on all matters presented to stockholders (the “Voting Securities”). Holders of Common Stock are entitled to one vote per share. The required vote to elect the Elected Directors was a plurality of the outstanding Voting Securities as of the Record Date.

On August 9, 2022, the Voting Stockholder, as the holder of record of approximately 88.9% of the outstanding shares of our Voting Securities as of the Record Date, executed a written consent adopting, approving and ratifying the Corporate Action electing the Elected Directors. When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Section 228 of the DGCL requires notice of the action to those stockholders who did not vote. This Information Statement and the accompanying notice constitute notice to you of action by written consent as required by Section 228 of the DGCL. Because we have obtained sufficient stockholder approval of the Corporate Action, no other consents or votes will be solicited in connection with this Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Under federal securities laws, the Corporate Action may not become effective until 20 calendar days after the date of distribution of this Information Statement to our stockholders. Therefore, notwithstanding the execution and delivery of the written consent, the Corporate Action will not become effective until that time has elapsed.

Dissenters’ Rights of Appraisal

Under the DGCL, Company stockholders are not entitled to appraisal rights with respect to the Corporate Action.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND OUR EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth information known to us regarding beneficial ownership of our Common Stock as of the Record Date by:

●	each person known by us to be the beneficial owner of more than 5% of outstanding Common Stock;

●	each of our executive officers and directors; and

●	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants and restricted stock units that are currently exercisable or exercisable within 60 days. In computing the number of shares beneficially owned by a person or entity and the percentage ownership of that person or entity in the table below, all shares subject to options, warrants and restricted stock units held by such person or entity were deemed outstanding if such securities are currently exercisable, or exercisable or would vest based on service-based vesting conditions within 60 days of the Record Date. These shares were not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.

The beneficial ownership of our Common Stock is based on 131,793,660 shares of our Common Stock outstanding as of the Record Date.

Unless otherwise indicated, we believe that each person named in the table below has sole voting and investment power with respect to all shares of Common Stock beneficially owned by him.

Name and Address of Beneficial Owner(1)	Number of shares of Common Stock	Percent of class
Directors and Executive Officers
Manuel D. Medina(2)	117,149,920	88.9%
Jonathan J. Ledecky(3)	9,290,803	7.0%
Fahim Ahmed	—	—
Barry Field	—	—
Benjamin Phillips	—	—
Lisa Sibenac	—	—
Rene A. Rodriguez	—	—
Jeremy M. Dale	—	—
Jawahar Sivasankaran	—	—
All Directors and Executive Officers as a Group (9 individuals)	126,440,723	95.9%

Five Percent Holders:
SIS Holdings LP(4)	117,149,920	88.9%
Ironbound Partners Fund, LLC(3)	9,290,803	7.0%
Entities affiliated with Magnetar Financial LLC(5)	10,982,805	7.7%

(1)	Unless otherwise noted, the address of each beneficial owner is c/o Appgate, Inc., 2 Alhambra Plaza, Suite PH-1-B, Coral Gables, FL 33134.

(2)	Represents 117,149,920 shares held by SIS. Medina Capital Fund II — SIS Holdco, L.P. (the “Medina Stockholder”) has the right to nominate certain members of the board of directors of SIS Holdings GP, LLC (“SIS GP”) subject to majority control of the board by BCEC — SIS Holdings L.P. Medina Capital Fund II — SIS Holdco GP, LLC, which is ultimately controlled by Manuel D. Medina, is the general partner of the Medina Stockholder. As a result, Mr. Medina and each of the foregoing entities may be deemed to share beneficial ownership over securities owned by the Medina Stockholder, through its interest in SIS Holdings. Mr. Medina disclaims beneficial ownership of all shares of Common Stock owned by the Medina Stockholder, through its interest in SIS Holdings, except to the extent of his pecuniary interest therein.

(3)	Represents shares held by Ironbound. Jonathan J. Ledecky, the Company’s former president and a current director, controls Ironbound and therefore is the beneficial owner of the shares held by this entity. The business address of Ironbound is c/o Graubard Miller, 405 Lexington Avenue, 11th Floor, New York, NY 10174.

(4)	SIS Holdings is the record holder of 117,149,920 shares of Common Stock. The general partner of SIS Holdings is SIS GP, which is managed by a board of directors, a majority of which is appointed by BCEC - SIS Holdings L.P. (“BC Partners”). The general partners of BC Partners are CIE Management IX Limited and BCEC Management X Limited, which are controlled by their boards of directors, which are appointed by BC Partners Group Holdings Limited, which is a majority-owned subsidiary of BC Partners Holdings Limited, which is controlled by Lee Clark, Karen Jamieson and Mark Rodliffe. As a result, each of the foregoing entities may be deemed to share voting and investment power over the shares of Common Stock held by SIS Holdings, but each disclaims beneficial ownership of such securities. The business address of SIS Holdings and SIS GP is 2333 Ponce De Leon Boulevard, Suite 900, Coral Gables, Florida 33134. The business address of BC Partners Holdings Ltd. and BC Partners Group Holdings Ltd. is West Wing, Floor 2, Trafalgar Court, Les Banques, St. Peter, Port Guernsey, GY1 4LY. The business address of BC Partners, BCEC Management X Ltd. and CIE Management IX Ltd. is Arnold House P.O. Box 273, St. Julian’s Avenue, St. Peter, Port Guernsey GY1 3RD.

(5)	Represents 10,982,805 shares of Common Stock underlying convertible senior notes held by certain investors affiliated with Magnetar Financial, LLC (the “Magnetar Investors”) that is convertible at any time at the option of the Magnetar Investors prior to the maturity of the convertible senior notes. The business address of the Magnetar Investors is c/o Magnetar Financial LLC, 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.

DESCRIPTION OF STOCKHOLDER ACTION – ELECTION OF DIRECTORS

Introduction

Our Board currently consists of six directors, three of whom the Board determined are independent under the listing standards of both the New York Stock Exchange (“NYSE”) and the Nasdaq Stock Exchange (“Nasdaq”). Our Board is divided into three classes with staggered three-year terms. Thus, on an annual basis, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.

On August 8, 2022, the Board nominated the Elected Directors to stand for election. Each of the Elected Directors demonstrated a willingness to be named as a nominee and each was willing to continue to serve as a director if elected. On August 9, 2022, the Voting Stockholder elected each of the Elected Directors for three-year terms that expire at the 2025 annual meeting or, if no 2025 annual meeting is held, until each Elected Director is re-elected by a written consent of a majority of the Company’s stockholders, or their respective successor is duly elected and qualified, or until their respective earlier death, resignation or removal. Twenty calendar days after the date of distribution of this Information Statement to our stockholders, the Elected Directors will begin serving their new term.

The following table sets forth the names, ages as of August 11, 2022, and certain other information for each of our directors, including the Elected Directors:

Name	Class	Age	Position(s)	Director Since	Current Term Expires	Expiration of Term for Which Elected
Elected Directors
Manuel D. Medina	I	69	Executive Chairman and Chairman of the Board	2021	2022	2025
Benjamin Phillips	I	36	Director	2022	2022	2025

Directors Not Standing for Election
Fahim Ahmed	II	43	Director	2021	2023	—
Barry Field	II	52	Chief Executive Officer and Director	2021	2023	—
Jonathan J. Ledecky	III	64	Director	2015	2024	—
Lisa Sibenac	III	41	Director	2022	2024	—

Elected Directors

Manuel D. Medina was appointed as the Executive Chairman and Chairman of the Board of the Company on October 12, 2021, at the time of the closing the Company’s merger (the “Merger”) with Newtown Lane Marketing, Inc. (the “Closing”). Prior to the Closing, Mr. Medina served as Executive Chairman of Appgate Cybersecurity, Inc. (“Legacy Appgate”). Prior to that, Mr. Medina was Chief Executive Officer of Cyxtera Technologies, Inc. (“Cyxtera”) from May 2017 to December 2019 and President from May 2017 to February 2018. Mr. Medina is also the Founder and Managing Partner of Medina Capital, a private equity investment firm that he founded in 2012. Mr. Medina has more than 30 years of experience as a highly successful businessman and entrepreneur in the IT infrastructure and cybersecurity industries. Mr. Medina was the Founder, Chairman of the Board and CEO of Terremark Worldwide, Inc. (“Terremark”) until April of 2011, when Terremark was acquired by Verizon Communications Inc. (NYSE: VZ). Under his leadership, Terremark distinguished itself as a leading global provider of managed IT infrastructure services for Fortune 500 enterprises and federal government agencies. At Terremark, Mr. Medina brought his vision to deliver a comprehensive set of best-of-breed IT infrastructure services from purpose-built, carrier-neutral data center facilities to fruition. Mr. Medina is also the founder and chairman of the board of eMerge Americas, the premier B2B technology event connecting the U.S., Latin America, and Europe. Mr. Medina currently serves on the board of Cyxtera (Nasdaq: CYXT). He received his B.S. in Accounting from Florida Atlantic University.

Mr. Medina’s qualifications to serve on the Board include his extensive business and entrepreneurial experience in the technology sector, as well as his strong executive leadership experience and in-depth knowledge of Appgate.

Benjamin Phillips was appointed as a director of the Company on May 10, 2022. Mr. Phillips currently serves as a Managing Director of BC Partners, a leading international investment firm that specializes in private equity, where he covers the Technology, Media and Telecommunications sector. Before joining BC Partners in 2018, Mr. Phillips served as a Principal of Hill Path Capital, an alternative asset manager investing in debt and equity of private and publicly traded companies, where he was a founding member in 2015. Mr. Phillips currently serves on the board of GardaWorld Security Corporation, a private security firm. Mr. Phillips holds a B.A. from Washington University in St. Louis and an MBA from Harvard Business School.

Mr. Phillips’ qualifications to serve on the Board include his outside board experience, extensive finance expertise and in-depth knowledge of the technology sector.

Directors Not Standing For Election

Fahim Ahmed was appointed as a director of the Company at Closing. Mr. Ahmed currently serves as Partner and Chief Operating Officer of BC Partners and is a member of the Management Committee of BC Partners. BC Partners is a leading international investment firm that specializes in the investment of assets under management in private equity. Before joining BC Partners in 2006, from 2004 to 2006 and from 2000 to 2002, Mr. Ahmed served as a consultant of the Boston Consulting Group. Mr. Ahmed currently serves on the boards of Chewy Inc. (NYSE: CHWY), an online pet retailer company, Cyxtera (Nasdaq: CYXT), Presidio Inc. and PetSmart, Inc. Mr. Ahmed previously served as a director of Suddenlink Communications, and was involved in investments in Office Depot, Inc., Intelsat S.A., Dometic Corporation, and Foxtons. Mr. Ahmed holds a Master of Philosophy degree in economics from Oxford University, where he was a Rhodes Scholar, and a B.A. from Harvard University.

Mr. Ahmed’s qualifications to serve on the Board include his outside board experience as a director of public and private entities, his extensive finance expertise and his in-depth knowledge of the technology sector.

Barry Field was appointed as the Chief Executive Officer and a director of the Company at Closing. Prior to the Closing, Mr. Field served as Chief Executive Officer of Legacy Appgate, a position he held since May 2020. Previously, Mr. Field was Chief Revenue Officer of Legacy Appgate from January 2020 to May 2020, and Chief Revenue Officer of Cyxtera, Legacy Appgate’s former parent company, from May 2017 to January 2020. Mr. Field has also been a Partner at Medina Capital, a private equity investment firm, since May 2013. Mr. Field has extensive experience as a sales executive leading successful IT infrastructure and software-enabled technology sales organizations. Mr. Field previously served as CEO of Cryptzone, where he led the strategic vision, product development, international growth and expansion into new markets. He received his B.S. in Marketing from Fairfield University.

Mr. Field’s qualifications to serve on the Board include his familiarity with Appgate’s business and operations, as well as his leadership, management and technology experience, particularly in Appgate’s industry.

Jonathan J. Ledecky has served as a director of the Company since October 2015. Mr. Ledecky previously served as the Company’s president from October 2015 through the Closing, where he resigned upon Closing. Mr. Ledecky has been a co-owner of the National Hockey League’s (“NHL”) New York Islanders franchise since October 2014. He also serves as an Alternate Governor on the Board of Governors of the NHL and as President of NY Hockey Holdings LLC. Mr. Ledecky has served as chairman of Ironbound Partners Fund, LLC, a private investment management fund, since March 1999. He served as the President and Chief Operating Officer of Northern Star Acquisition Corp. from September 2020 until it consummated an initial business combination with Barkbox, Inc., an omnichannel brand serving dogs across the four key categories of play, food, health and home in June 2021 (NYSE: BARK). He has continued to serve as a director of the company (now Bark, Inc.) since such date. Since November 2020, he has served as the President, Chief Operating Officer and a director of each of Northern Star Investment Corp. II (NYSE: NSTB), Northern Star Investment Corp. III (NYSE: NSTC) and Northern Star Investment Corp. IV (NSTD). Since October 2020, he has also served as Chairman of the Board of Pivotal Investment Corporation III (NYSE: PICC). Each of the foregoing companies is a blank check company that is currently searching for an initial business combination. Mr. Ledecky has also served as Chief Executive Officer, Chief Financial Officer and a director of Yale Transaction Finders Inc. since March 2022. From July 2019 to December 2020, he was also the Chief Executive Officer and Chairman of the board of directors of Pivotal Investment Corporation II (NYSE: PIC), a blank check company that consummated an initial business combination with XL Fleet, which is a provider of fleet electrification solutions for commercial vehicles in North America. From August 2018 to December 2019, he served as Chairman and Chief Executive Officer of Pivotal Acquisition Corp. (NYSE: PVT), a blank check company that consummated an initial business combination with KLDiscovery Inc., a leading global provider of eDiscovery, information governance and data recovery solutions to corporations, law firms, insurance companies and individuals, in December 2019. Mr. Ledecky continued to serve as a member of the board of KLDiscovery from its merger until June 2021. Mr. Ledecky previously founded U.S. Office Products, one of the fastest start-up entrants in the history of the Fortune 500 with sales in excess of $3 billion within its first three years of operation. Mr. Ledecky was also previously vice chairman of Lincoln Holdings, owners of the Washington sports franchises in the National Basketball Association, NHL and Women’s National Basketball Association. He has served as a trustee of George Washington University and the U.S. Olympic and Paralympic Foundation, director of the U.S. Chamber of Commerce, and as a commissioner on the National Commission on Entrepreneurship. In 2004, Mr. Ledecky was elected the Chief Marshal of the 2004 Harvard University Commencement, an honor bestowed by his alumni peers for a 25th reunion graduate deemed to have made exceptional contributions to Harvard and the greater society while achieving outstanding professional success. Mr. Ledecky received a B.A. (cum laude) from Harvard University in 1979 and an M.B.A. from the Harvard Business School in 1983.

Mr. Ledecky’s qualifications to serve on the Board include his extensive executive leadership and business and entrepreneurial experience, including experience in the technology sector.

Lisa Sibenac was appointed as a director of the Company on May 10, 2022. Ms. Sibenac currently serves as a Managing Director at BC Partners, a leading international investment firm that specializes in private equity, in Portfolio Operations. Ms. Sibenac has also served on the board of directors of Chewy Inc. (NYSE: CHWY), an online pet retailer company, since 2019. Before joining BC Partners in 2017, from 2012 to 2017, Ms. Sibenac served in management positions at Amazon, Inc., and, from 2003 to 2010, she served in technical and commercial leadership roles at Lockheed Martin Corporation. Ms. Sibenac holds a Bachelor of Science degree in mechanical engineering from the University of Notre Dame and a Master of Business Administration degree from Harvard Business School.

Ms. Sibenac’s individual qualifications and background as a director include her knowledge of business operations and technology and public company board experience.

Family Relationships

There are no family relationships between any of our officers or directors.

CORPORATE GOVERNANCE

Director Independence

Our Board undertook a review of the independence of our directors and considered whether any director had a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our Board has affirmatively determined that each of Fahim Ahmed, Benjamin Phillips and Lisa Sibenac is an “independent director,” as defined under the rules of both Nasdaq and the NYSE. In making these determinations, our Board considered the current and prior relationships that each director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each director, and the transactions involving them described below under “Related Party Transactions.”

Board Committees

As a “controlled company,” the Company currently does not have separate or independent audit, nominating or compensation committees. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Board Leadership Structure

Our corporate governance framework provides our Board flexibility to determine the appropriate leadership structure for the Company, and whether the roles of Chairman and Chief Executive Officer should be separated or combined. In making this determination, our Board considers many factors, including the needs of the business, our Board’s assessment of its leadership needs from time to time and the best interests of our stockholders.

Our Board believes that it is currently appropriate to separate the roles of Chairman and Chief Executive Officer. The Chief Executive Officer is responsible for day-to-day leadership, while our Chairman, who also serves as an executive officer of the Company but reports directly to the Board, along with the rest of our directors, ensures that our Board’s time and attention is focused on providing oversight of the Chief Executive Officer and matters critical to our Company.

Role of the Board of Directors in Risk Oversight

Our Board is responsible for overseeing our risk management process. Our Board focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

Attendance at Board and Stockholder Meetings

During the year ended December 31, 2021, our Board held one (1) meeting, and each director attended the meeting. In addition, our Board acted by unanimous written consent three (3) times during the year ended December 31, 2021.

Although we do not have a formal policy regarding attendance by members of our Board at annual meetings of stockholders, we will encourage, but will not require, directors to attend our annual meetings of stockholders, if and when held. We did not hold an annual meeting of stockholders during the year ended December 31, 2021.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board.

Communications with the Board of Directors

Stockholders and other interested parties wishing to communicate directly with our non-management directors, may do so by writing and sending the correspondence to our secretary by mail to our principal executive office at Appgate, Inc., 2 Alhambra Plaza, Suite PH-1-B, Coral Gables, Florida 33134. If appropriate, our secretary will route such communications to the appropriate director(s) or, if none is specified, then to the Chairman of the Board. These policies and procedures do not apply to communications to non-management directors from our officers or directors who are stockholders or stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”).

Indemnification of Directors and Officers

Our A&R Charter and A&R Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to certain limited exceptions.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted on our website, www.appgate.com. In addition, we intend to post on our website all disclosures that are required by law or any applicable listing standards concerning any amendments to, or waivers from, any provision of the code. The information contained on or accessible through our website does not form a part of this information statement and is not incorporated by reference herein.

Prohibition on Hedging

Hedging transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Appgate’s equity securities. Hedging transactions may permit an officer or employee to continue to own our securities obtained through employee compensation plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the officer or employee may no longer have the same objectives as our other stockholders. Therefore, officers and employees, as well as family members of such persons, other members of each such person’s household and entities controlled by such persons, are prohibited by our Insider Trading Policy from engaging in any such transactions. In addition, we strongly discourage all members of the Board, as well as family members of such persons, other members of each such person’s household and entities controlled by such persons, from engaging in hedging transactions. Any such persons wishing to enter into a hedging arrangement must first submit the proposed transaction for approval by Appgate’s General Counsel. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the General Counsel at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

Policy on Stock Pledging

Pledging Appgate securities as collateral for a loan by an officer or director is generally prohibited by our Insider Trading Policy. Appgate’s General Counsel may grant an exception to this prohibition, upon request, in the case of a non-margin loan where the requester is able to clearly demonstrate the financial ability to repay the loan without resorting to the pledged securities.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors and executive officers and all persons who beneficially own more than 10% of our Common Stock (collectively, the “Reporting Persons”) file initial reports of ownership and reports of changes in ownership of our Common Stock with the SEC.

Based solely upon our review of copies of the reports furnished to us, we believe that the Reporting Persons complied with all applicable Section 16(a) filing requirements during the year ended December 31, 2021 on a timely basis.

EXECUTIVE OFFICERS

The table below lists our executive officers along with each person’s age as of August 11, 2022 and any other position that such person holds.

Name	Age	Position
Executive Officers:
Barry Field	52	Chief Executive Officer and Director
Manuel D. Medina	69	Executive Chairman and Chairman of the Board
Jawahar Sivasankaran	45	President and Chief Operating Officer
Rene A. Rodriguez	46	Chief Financial Officer
Jeremy M. Dale	37	General Counsel and Secretary

Executive Officers

Barry Field was appointed as the Chief Executive Officer and a Director of the Company at Closing. Prior to the Closing, Mr. Field served as Chief Executive Officer of Legacy Appgate, a position he held since May 2020. Previously, Mr. Field was Chief Revenue Officer of Legacy Appgate from January 2020 to May 2020, and Chief Revenue Officer of Cyxtera, Legacy Appgate’s former parent company, from May 2017 to January 2020. Mr. Field has also been a Partner at Medina Capital, a private equity investment firm, since May 2013. Mr. Field has extensive experience as a sales executive leading successful IT infrastructure and software-enabled technology sales organizations. Mr. Field previously served as CEO of Cryptzone, where he led the strategic vision, product development, international growth and expansion into new markets. He received his B.S. in Marketing from Fairfield University.

Manuel D. Medina was appointed as the Executive Chairman and Chairman of the Board at Closing. Prior to the Closing, Mr. Medina served as Executive Chairman of Legacy Appgate. Prior to that, Mr. Medina was Chief Executive Officer of Cyxtera from May 2017 to December 2019 and President from May 2017 to February 2018. Mr. Medina is also the Founder and Managing Partner of Medina Capital, a private equity investment firm that he founded in 2012. Mr. Medina has more than 30 years of experience as a highly successful businessman and entrepreneur in the IT infrastructure and cybersecurity industries. Mr. Medina was the Founder, Chairman of the Board and CEO of Terremark Worldwide, Inc. (“Terremark”) until April of 2011, when Terremark was acquired by Verizon Communications Inc. (NYSE: VZ). Under his leadership, Terremark distinguished itself as a leading global provider of managed IT infrastructure services for Fortune 500 enterprises and federal government agencies. At Terremark, Mr. Medina brought his vision to deliver a comprehensive set of best-of-breed IT infrastructure services from purpose-built, carrier-neutral data center facilities to fruition. Mr. Medina is also the founder and chairman of the board of eMerge Americas, the premier B2B technology event connecting the U.S., Latin America, and Europe. Mr. Medina currently serves on the board of Cyxtera (Nasdaq: CYXT). He received his B.S. in Accounting from Florida Atlantic University.

Jawahar Sivasankaran was appointed as the President and Chief Operating Officer of the Company at Closing. Prior to the Closing, Mr. Sivasankaran served as President and Chief Operating Officer of Legacy Appgate, a position he held since August 2021. Previously, Mr. Sivasankaran was Group Vice President, Head of Global Security Specialization Sales at Splunk from July 2019 to August 2021. Before that, Mr. Sivasankaran held various positions at Cisco, including, but not limited to, Head of Sales & Business Development, Alliances, Strategic Partners & Managed Services, Global Security Sales Organization from July 2017 to July 2019, Global Security Sales, Senior Director, Head of Business Development and Go-to-Market Strategy from April 2015 to June 2017 and Global Field CTO, Senior Director from December 2012 to April 2015. Mr. Sivasankaran has more than 23 years of industry experience in sales, consulting, business development, and various past technical leadership roles. He received his B.S. in Engineering from the University of Madras, his Masters in Information Systems Management from the University of Phoenix and his MBA from the University of Pennsylvania’s Wharton School.

Rene A. Rodriguez was appointed as the Chief Financial Officer of the Company at Closing. Prior to the Closing, Mr. Rodriguez served as Chief Financial Officer of Legacy Appgate, a position he held since March 2020. Previously, Mr. Rodriguez was Chief Financial Officer of Cyxtera, Legacy Appgate’s former parent company, from May 2017 to January 2020. Mr. Rodriguez has also been the Chief Financial Officer and a partner of Medina Capital, a private equity investment firm, since July 2011. Before that, Mr. Rodriguez served as VP of Financial Planning and Corporate Controller of Terremark, a publicly traded data center company that was sold in 2011, where Mr. Rodriguez was responsible for accounting, financial and regulatory reporting, compliance, cash management, mergers and acquisitions and integration. Mr. Rodriguez has more than 20 years of experience as a finance executive with expertise in managing financial operations, capital markets, investor relations, financial analysis, and mergers and acquisitions. He received his B.B.A. in Accounting from the University of Notre Dame and his MBA in Finance from the University of Miami.

Jeremy M. Dale was appointed as the General Counsel and Secretary of the Company at Closing. Prior to the Closing, Mr. Dale served as General Counsel and Secretary of Legacy Appgate, a position he held since January 2020. Previously, Mr. Dale was Associate General Counsel of Cyxtera, Legacy Appgate’s former parent company, from May 2017 to January 2020, and Associate General Counsel of 3Cinteractive from July 2014 to April 2017. Prior to that, Mr. Dale was a corporate and securities associate at Greenberg Traurig, LLP from September 2010 to June 2014. He received his B.S. in Finance, B.A. in Economics, and M.S. in Finance from the University of Florida, and his Juris Doctorate from the University of Virginia.

EXECUTIVE COMPENSATION

Overview

This section discusses the material components of our executive compensation program for our named executive officers (“Named Executive Officers”) during our fiscal years ended December 31, 2021 and December 31, 2020. As a “smaller reporting company,” we are required to provide executive compensation information for the following individuals: (i) all individuals who served as the Company’s principal executive officer (“PEO”), during the last completed fiscal year, regardless of compensation; (ii) the two most highly compensated executive officers (other than the PEO) who were serving as executive officers of the Company at the end of the last completed fiscal year and whose total compensation was greater than $100,000; and (iii) up to two additional persons who served as executive officers (other than as the PEO) during the last completed fiscal year but were not serving in that capacity at the end of the fiscal year if their total compensation is higher than any of the other two Named Executive Officers in the preceding group.

In 2021, our Named Executive Officers and their positions were as follows:

●	Barry Field, our Chief Executive Officer;

●	Manuel D. Medina, our Executive Chairman; and

●	Rene A. Rodriguez, our Chief Financial Officer.

This discussion may contain forward-looking statements that are based on the Company’s current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that the Company adopts following the filing of this information statement may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table

The following table sets out the compensation for the Named Executive Officers for the years ended December 31, 2021 and 2020:

Name and Principal Position	Fiscal Year	Salary (US$)(1)	Bonus (US$)(2)	All Other Compensation (US$)(3)	Total Compensation (US$)
Barry Field, Chief Executive Officer	2021	402,308	503,000	5,247	910,555
	2020	415,385	240,000	7,065	662,450
Manuel D. Medina, Executive Chairman	2021	200,000	120,000	187,998	507,998
	2020	207,692	120,000	100,457	428,149
Rene A. Rodriguez, Chief Financial Officer	2021	279,615	247,000	2,722	529,337
	2020	232,692	137,500	3,154	373,346

(1)	Salary amounts represent actual amount of base salary paid to each Named Executive Officer in the applicable year.
(2)	Bonus amounts for 2020 and 2021 represent the actual amount of cash bonuses earned during 2020 and 2021, as applicable, under Legacy Appgate’s annual bonus program. Bonuses under the annual bonus program are paid to the Named Executive Officers in cash in the first half of the following year. Bonus amounts for 2021 for Messrs. Field and Rodriguez also include special bonuses of $175,000 and $70,000, respectively, awarded in 2021 in recognition of the completion of the sale of Brainspace Corporation.
(3)	Amounts represent matching contributions paid in the applicable year to 401(k) retirement savings plans and the dollar value of premiums paid in the applicable year for life and disability insurance. In the case of Mr. Medina for 2020, this column includes $43,743 paid by Legacy Appgate for Mr. Medina’s personal assistant and $53,077 paid by Legacy Appgate for Mr. Medina’s personal driver. In the case of Mr. Medina for 2021, this column includes $82,148 paid by Legacy Appgate for Mr. Medina’s personal assistant and $105,232 paid by Legacy Appgate for Mr. Medina’s personal driver. For Messrs. Field and Rodriguez, the amount for 2021 includes a $50 gift card purchased by Legacy Appgate for all employees except Mr. Medina.

Narrative to the Summary Compensation Table

Cyxtera Spin-Off Transaction

Prior to December 31, 2019, Legacy Appgate was a wholly-owned subsidiary of Cyxtera. On December 31, 2019, Cyxtera completed the spin-off of Legacy Appgate into a separate, standalone company. On October 12, 2021, Legacy Appgate became a wholly-owned subsidiary of the Company in connection with the Merger. For 2020 and 2021, amounts disclosed in the Summary Compensation Table include all compensation paid to our Named Executive Officers by Legacy Appgate. Amounts disclosed for 2020 and 2021 do not include any compensation paid to the Named Executive Officers by Cyxtera and its affiliates, as Legacy Appgate was no longer a subsidiary of Cyxtera.

Base Salaries

We use base salaries to recognize the experience, skills, knowledge, and responsibilities required of all our employees, including our Named Executive Officers. Base salaries are reviewed annually, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, and experience. For 2020 and 2021 until October 12, 2021, the annual base salaries of our Named Executive Officers were: $400,000 for Mr. Field; $200,000 for Mr. Medina and $275,000 for Mr. Rodriguez. Effective October 12, 2021, the annual base salaries of our Named Executive Officers were: $410,000 for Mr. Field; $200,000 for Mr. Medina and $295,000 for Mr. Rodriguez.

Annual Bonus/Non-Equity Incentive Plan Compensation

During fiscal year 2021, our Named Executive Officers were eligible to earn a cash bonus under Legacy Appgate’s annual bonus program based upon achievement of both corporate and individual goals determined by the Board based on a target percentage of annual base salary. For 2021, the bonus targets as a percentage of base salaries were 80% for Mr. Field and 60% for Messrs. Medina and Rodriguez. The actual amounts of cash bonuses earned under Legacy Appgate’s annual bonus program for 2021 were 100% of their bonus targets, totaling $328,000 for Mr. Field, $120,000 for Mr. Medina, and $177,000 for Mr. Rodriguez. The cash bonuses for 2021 were paid during the first half of 2022.

Equity-Based Compensation

None of the Company’s Named Executive Officers received awards or grants of equity or equity-based compensation during 2020 or 2021.

2021 Plan

On September 6, 2021, the Company adopted the Appgate, Inc. 2021 Incentive Compensation Plan (the “2021 Plan”), which became effective upon the Closing, under which equity-based incentive awards may be granted in the future. The material terms of the Company’s 2021 Plan are described below.

The 2021 Plan is designed to allow the Company to make equity-based incentive awards to officers, employees, directors and other key persons (including consultants). The Board anticipates that providing such persons with a direct stake in the Company, following the Merger, will assure a closer alignment of the interests of such individuals with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The 2021 Plan provides for a share issuance pool equal to 11,022,170 shares of common stock as of the effective date of the 2021 Plan, which we refer to as the Share Pool Limit. The Share Pool Limit is subject to adjustment in the event of a stock split, stock dividend or other change in the Company’s capitalization. The maximum aggregate number of shares of common stock that may be issued upon exercise of incentive stock options under the 2021 Plan shall not exceed the Share Pool Limit.

If any award under the 2021 Plan is forfeited, expires or otherwise terminates without issuance of the shares of common stock in respect of such award, or if any award is settled for cash, then the shares to which those awards were subject, shall, to the extent of such forfeiture, expiration, termination, non-issuance or cash settlement, again be available for delivery with respect to awards under the 2021 Plan. It should be noted that Shares used to pay the exercise price or tax withholding associated with awards will count against and, therefore, will not be returned to the pool.

The 2021 Plan contains a limitation whereby the value of all awards under the 2021 Plan granted to any non-employee director for services as a non-employee director in any fiscal year may not exceed $750,000.

The 2021 Plan is administered by the compensation committee of the Board, or, if at any such time there is no compensation committee, the 2021 Plan will be administered by the Board. For purposes of this description of the 2021 Plan, references to the compensation committee shall instead refer to the Board in the event that there is no compensation committee. The compensation committee will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2021 Plan. The compensation committee may delegate to the chief executive officer or any other officer the authority to grant stock options and other awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act, subject to certain limitations and guidelines. Persons eligible to participate in the 2021 Plan will be those full or part-time employees, non-employee directors and other key service providers (including consultants) as selected from time to time by the compensation committee in its discretion.

Under the 2021 Plan, the compensation committee is authorized to grant stock options, stock appreciation rights, restricted stock, restricted stock units, other equity-based awards and cash incentive awards as described below. Awards may be subject to a combination of time and performance-based vesting conditions, as may be determined by the compensation committee.

The 2021 Plan permits the granting by the compensation committee of both options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code (the “Code”) and options that do not so qualify. Options granted under the 2021 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and key persons. The option exercise price of each option will be determined by the compensation committee but may not be less than 100% of the fair market value of the common stock on the date of grant unless the option is granted (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code or (ii) to individuals who are not subject to U.S. income tax. The term of each option will be fixed by the compensation committee and may not exceed ten years following the date of grant. The compensation committee will determine at what time or times each option may be exercised, including whether the vesting of such options may be accelerated under any given circumstances.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the compensation committee or by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee for at least six months or were purchased in the open market. Subject to applicable law, the exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the compensation committee may permit non-qualified options to be exercised using a net exercise feature, which reduces the number of shares issued to the optionee by the number of shares with a fair market value equal to the aggregate exercise price.

The compensation committee may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of common stock, or cash, equal to the value of the appreciation in our stock price over the exercise price. The exercise price may not be less than 100% of the fair market value of common stock on the date of grant. The term of each stock appreciation right will be fixed by the compensation committee and may not exceed ten years following the date of grant. The compensation committee will determine at what time or times each stock appreciation right may be exercised.

The compensation committee may award restricted shares of common stock and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through a specified vesting period. The compensation committee may also grant shares of common stock that are free from any restrictions under the 2021 Plan. Unrestricted stock may be granted to a participant in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant. The compensation committee may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock.

The 2021 Plan provides that upon the effectiveness of a “change in control,” as defined in the 2021 Plan, an acquirer or successor entity may assume, continue or substitute outstanding awards under the 2021 Plan or cash-out awards. The compensation committee has the discretion to accelerate vesting of awards.

Participants in the 2021 Plan are responsible for the payment of any federal, state or local taxes that the Company is required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. Subject to approval by the compensation committee, participants may elect to have up to the maximum tax withholding obligations satisfied by authorizing the Company to withhold shares of common stock to be issued pursuant to the exercise or vesting of such award.

The compensation committee may make such adjustments to awards as it considers appropriate to preserve their value in the event of an extraordinary dividend, recapitalization, stock split, spin-off or any other event that constitutes an equity restructuring, including adjustments to the terms of (i) the number of shares with respect to which awards may be granted under the 2021 Plan and (ii) outstanding awards (including adjustments to exercise prices of options and other affected terms of awards).

The compensation committee may (i) cause the cancellation of any award, (ii) require reimbursement of any award by a participant or beneficiary, and (iii) effect any other right of recoupment of equity or other compensation provided under the 2021 Plan or otherwise in accordance with any company policies that currently exist or that may from time to time be adopted or modified in the future by the Board or the compensation committee and/or applicable law, each of which is referred to as a “clawback policy.” In addition, a participant may be required to repay to the Company certain previously paid compensation, whether provided under the 2021 Plan or an award agreement or otherwise, in accordance with any clawback policy. By accepting an award, a participant is also agreeing to be bound by any existing or future clawback policy adopted by the Board or the compensation committee, or any amendments that may from time to time be made to the clawback policy in the future by the Board or the compensation committee in its discretion (including without limitation any clawback policy adopted or amended to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the participant’s award agreements may be unilaterally amended by the compensation committee, without the participant’s consent, to the extent that the compensation committee in its discretion determines to be necessary or appropriate to comply with any clawback policy.

Except as otherwise provided by the compensation committee or set forth in an award agreement, awards will not be transferable except by will or by laws of descent and distribution. In no event may any award be transferred to a third party in exchange for value without the consent of the Company’s stockholders prior to vesting.

The Board may amend or discontinue the 2021 Plan, and the compensation committee may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may adversely affect rights under an award without the holder’s consent. Certain amendments to the 2021 Plan require the approval of the Company’s stockholders.

2022 Special RSUs and Year-One RSUs

On January 1, 2022, the Board approved the grant of long-term incentive awards to Messrs. Field, Medina and Rodriguez under the 2021 Plan. With respect to Messrs. Field and Rodriguez, the long-term incentive awards included two grants of restricted stock units, each with a grant date of January 1, 2022. With respect to Mr. Medina, the long-term incentive awards included one grant of restricted stock units with a grant date of January 1, 2022. Upon vesting, the restricted stock units will settle in shares of the Company’s common stock.

Subject to satisfaction of the Vesting Event (as defined below), the first grant of restricted stock units (the “Special RSUs”) for Messrs. Field and Rodriguez vest 25% on January 1, 2022 and 6.25% thereafter on the first day of each calendar quarter starting on April 1, 2022. Subject to satisfaction of the Vesting Event, the second grant of restricted stock units (the “Year-One RSUs”) for Messrs. Field and Rodriguez vest 25% on January 1, 2023 and 6.25% thereafter on the first day of each calendar quarter starting on April 1, 2023. In each case, however, vesting will not be effective until the earliest to occur of (a) the listing of the Company’s common stock on either Nasdaq or the NYSE and (b) a Change in Control as defined in the 2021 Plan (the “Vesting Event”). Any restricted stock units that would have otherwise vested prior to the Vesting Event, but did not vest because the Vesting Event had not occurred as of such time, shall immediately be vested on the date of the Vesting Event (and the date of such Vesting Event shall be deemed the vesting date for such restricted stock units) regardless of whether Mr. Field or Rodriguez was in continuous service with the Company as of the date of the Vesting Event.

Subject to satisfaction of the Medina Vesting Event (as defined below), Mr. Medina’s Special RSUs vest 100% on January 1, 2022; provided, however, that vesting will not be effective until the earliest to occur of (a) the listing of the Company’s common stock on either Nasdaq or the NYSE, (b) a Change in Control as defined in the 2021 Plan and (c) December 31, 2022 (the first to occur of (a), (b) or (c), the “Medina Vesting Event”). Any restricted stock units that would have otherwise become vested prior to the Medina Vesting Event, but did not vest because the Medina Vesting Event had not occurred as of such time, shall immediately be vested on the date of the Medina Vesting Event (and the date of such Medina Vesting Event shall be deemed the vesting date for such restricted stock units) regardless of whether Mr. Medina was in continuous service with the Company as of the date of the Medina Vesting Event.

The following table sets forth the total Special RSUs and Year-One RSUs awarded to Messrs. Medina, Field and Rodriguez:

Name and Title	Special RSUs	Year-One RSUs
Manuel D. Medina, Executive Chairman	1,102,217	N/A
Barry Field, Chief Executive Officer	461,278	395,381
Rene A. Rodriguez, Chief Financial Officer	131,794	131,794

Additional 2022 RSUs

On August 8, 2022, the Board approved the grant of long-term incentive awards to Messrs. Field and Rodriguez under the 2021 Plan. Such long-term incentive awards included one grant of restricted stock units, each with a grant date of August 8, 2022. Upon vesting, the restricted stock units will settle in shares of the Company’s common stock.

Subject to satisfaction of the Vesting Event, the restricted stock units (the “Additional 2022 RSUs”) for Messrs. Field and Rodriguez vest 25% on January 1, 2023 and 6.25% thereafter on the first day of each calendar quarter starting on April 1, 2023. However, vesting will not be effective until the Vesting Event. In the event the Vesting Event does not occur within three (3) years of August 8, 2022, the Additional 2022 RSUs shall be forfeited immediately following such three (3) year period. Subject to the immediately preceding sentence, any Additional 2022 RSUs that would have otherwise vested prior to the Vesting Event, but did not vest because the Vesting Event had not occurred as of such time, shall immediately be vested on the date of the Vesting Event (and the date of such Vesting Event shall be deemed the vesting date for such Additional 2022 RSUs) regardless of whether Mr. Field or Rodriguez was in continuous service with the Company as of the date of the Vesting Event.

The following table sets forth the total Additional 2022 RSUs awarded to Messrs. Field and Rodriguez:

Name and Title	Additional 2022 RSUs
Barry Field, Chief Executive Officer	691,917
Rene A. Rodriguez, Chief Financial Officer	395,382

SIS Holdings PIUs

Messrs. Field, Medina and Rodriguez were previously granted PIUs in SIS Holdings, LP (“SIS Holdings”), which at the time owned 100% of the then outstanding common stock of Cyxtera, pursuant to the Cyxtera Stockholder Class B Unit Plan and the Amended and Restated Limited Partnership Agreement of SIS Holdings, dated May 1, 2017. Messrs. Field and Medina were granted PIUs in 2017 and Mr. Rodriguez was granted PIUs in 2017 and 2019. Mr. Rodriguez forfeited all of the PIUs granted in 2019 prior to vesting upon his transition from an employee of Cyxtera to an employee of Legacy Appgate in 2020. The PIUs are intended to align the interests of such Named Executive Officers with those of SIS Holdings, Cyxtera’s equity sponsor, and provide a retention incentive for such Named Executive Officers.

The PIUs were intended to constitute profits interests for U.S. federal income tax purposes that allow Messrs. Field, Medina and Rodriguez to participate in the increase in value of SIS Holdings from and after the date of grant of such interests based on SIS Holding’s ownership of Legacy Appgate and Cyxtera. The PIUs are subject to time-vesting provisions and generally vest as to 25% of such PIUs on the first anniversary of the date of grant and as to 75% of such PIUs in substantially equal monthly installments over 42 months thereafter, subject generally to continued employment and subject to accelerated vesting upon certain liquidity events, which did not include the Merger.

Notwithstanding the foregoing, under the Cyxtera Stockholder Class B Unit Plan, if Mr. Field, Medina or Rodriguez’s employment terminates other than (i) by SIS Holdings or its subsidiaries for “Cause” (as defined in the Cyxtera Stockholder Class B Unit Plan) or (ii) by Mr. Field, Medina or Rodriguez without “Good Reason” (as defined in the Cyxtera Stockholder Class B Unit Plan) and a third-party adjudication makes a final binding determination that the applicable Named Executive Officer breached applicable restrictive covenants (such event, a “Specified Termination”), then vested PIUs with respect to such Named Executive Officer will be subject to a repurchase right at fair market value. In the event that Mr. Field, Medina or Rodriguez’s employment is terminated by SIS Holdings or its subsidiaries for Cause or by the applicable Named Executive Officer upon a Specified Termination, then the vested PIUs will be subject to a repurchase right at the lower of fair market value or the purchase price paid by the applicable Named Executive Officer. In all such instances, unvested PIUs are forfeited.

Retirement Plans

An affiliate of Cyxtera maintained a 401(k) retirement savings plan for employees of Cyxtera and its subsidiaries, including Legacy Appgate’s employees, who satisfied certain eligibility requirements. The Company’s Named Executive Officers were eligible to participate in the 401(k) plan in 2020 on the same terms as other Legacy Appgate full-time employees. Under this plan, Cyxtera or its subsidiaries provided employer matching contributions equal to 100% of the first 1% of eligible compensation contributed by employees and 50% of the next 5% of eligible compensation contributed by employees.

Effective January 1, 2021, Legacy Appgate established a new 401(k) retirement savings plan for its employees, and the Company’s Named Executive Officers were eligible to participate in the 401(k) plan in 2021 on the same terms as other full-time employees. Under this plan, Legacy Appgate provides employer matching contributions equal to 100% of the first 1% of eligible compensation contributed by employees and 50% of the next 5% of eligible compensation contributed by employees.

The Company does not maintain, sponsor, contribute to or otherwise have any liability with respect to any single or multiemployer defined benefit pension plan or nonqualified deferred compensation plan.

Employee Benefits

For 2020, the Company’s Named Executive Officers were eligible to participate in Cyxtera’s employee benefit plans and programs, including medical and dental benefit plans, to the same extent as Legacy Appgate’s other full-time employees, subject to the terms and eligibility requirements of those plans. Effective January 1, 2021, Legacy Appgate established its own employee benefit plans and programs. For 2021, the Named Executive Officers were eligible to participate in such employee benefit plans and programs to the same extent as the Company’s other full-time employees, subject to the terms and eligibility requirements of those plans.

Outstanding Equity Awards at 2021 Fiscal Year-End

The Company’s Named Executive Officers did not hold equity awards in the Company as of December 31, 2021. However, Messrs. Field, Medina and Rodriguez hold PIUs in SIS Holdings. The following table summarizes the number of outstanding PIUs held by Messrs. Field, Medina and Rodriguez at 2021 fiscal year-end.

Option Awards
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date (1)
Barry Field	5/1/2017	62,500	—	—	—
Manuel D. Medina	5/1/2017	184,197	—	—	—
Rene A. Rodriguez	5/1/2017	31,875	—	—	—

(1)	The outstanding PIUs are most similar to option awards in that they share in equity value appreciation from and after the date of grant. However, they do not have an exercise price or expiration date.

Other Elements of Compensation

Employment Agreements

On October 12, 2021, the Company entered into employment agreements with each of Messrs. Field and Rodriguez, each effective upon Closing. Mr. Medina entered into an employment agreement with Legacy Appgate effective as of January 1, 2020. On October 12, 2021, Mr. Medina’s employment agreement was amended and assigned by Legacy Appgate to the Company.

The following discussion contains a summary of the terms of the Named Executive Officer employment agreements currently in effect.

Field Employment Agreement

The Company entered into an employment agreement with Mr. Field on October 12, 2021, which sets forth the terms and conditions of his employment (the “Field Agreement”). Pursuant to the Field Agreement, Mr. Field serves as our Chief Executive Officer and is entitled to an annual base salary of $410,000 and is eligible to participate in the Company’s annual incentive program with a target annual bonus opportunity of 80% of his annual base salary. The Field Agreement may be terminated by either party at any time, provided that Mr. Field is required to give the Company at least 45 days advance notice of termination.

In the event Mr. Field resigns for “Good Reason” or the Company terminates his employment without “Cause” (each as defined in the Field Agreement) in either case outside of the Change in Control Period, he is entitled to receive the following payments and benefits, in addition to any accrued obligations and subject to his timely execution and non-revocation of a general release of claims in the Company’s favor and continued compliance with the restrictive covenants contained in the Field Agreement: (i) an amount of cash equal to the sum of (a) 12 months of his then-current annual base salary and (b) his target bonus, payable in the form of salary continuation in regular installments, in accordance with our normal payroll practices, over a period of 12 months from the termination date, (ii) an amount of cash equal to a prorated portion of his annual bonus, based on actual performance, for the fiscal year in which the termination or resignation occurs, paid in the following fiscal year as soon as practicable after the completion of the audited financial statements for the year in which the termination or resignation occurs, but not later than 45 days after the completion of such audited financial statements, (iii) reimbursement for his healthcare insurance premiums for a period of up to 12 months, and (iv) any accrued annual bonus amounts with respect to the year prior to the year in which the termination occurs, to the extent unpaid at such time, paid as soon as practicable after the completion of the audited financial statements for the year prior to the year in which the termination occurs, but not later than 45 days after the completion of such audited financial statements.

In the event of Mr. Field’s termination due to his death or disability, in addition to accrued obligations, he or his estate, as applicable, shall be entitled to receive a prorated portion of his annual bonus, based on actual performance, for the fiscal year in which the termination occurs. Such bonus shall be paid in the following fiscal year as soon as practicable after the completion of the audited financial statements for the year in which the termination occurs, but not later than 45 days after the completion of such audited financial statements. In addition, under the Field Agreement, Mr. Field’s outstanding awards under the 2021 Plan will vest in a pro-rata amount up to the date of termination, subject to applicable terms and conditions set forth in the Field Agreement related to any performance awards that are outstanding at such time. Mr. Field shall also receive any accrued annual bonus amounts with respect to the year prior to the year in which the termination occurs, to the extent unpaid at such time, paid as soon as practicable after the completion of the audited financial statements for the year prior to the year in which the termination occurs, but not later than 45 days after the completion of such audited financial statements.

In the event Mr. Field resigns for “Good Reason” or we terminate his employment without “Cause” in either case during the period beginning ninety (90) days prior to and ending on the first (1st) anniversary of the effective date of a Change in Control (as defined in the 2021 Plan) (the “Change in Control Period”), he is entitled to receive the following payments and benefits, in addition to any accrued obligations and subject to his timely execution and non-revocation of a general release of claims in our favor and continued compliance with the restrictive covenants contained in the Field Agreement: (i) an amount of cash equal to the sum of (a) 18 months of his then-current annual base salary and (b) his target bonus, (ii) an amount of cash equal to a prorated portion of his annual bonus, based on actual performance, for the fiscal year in which the termination occurs, (iii) an amount equal to 18 months multiplied by the total applicable monthly premium cost for continued healthcare insurance, and (iv) an amount equal to any accrued annual bonus amounts with respect to the year prior to the year in which the termination occurs, to the extent unpaid at such time, each payable in a lump sum payment within thirty (30) days following his separation from the Company. In addition, under the Field Agreement, 100% of Mr. Field’s outstanding awards under the 2021 Plan will vest, subject to applicable terms and conditions set forth in the Field Agreement related to any performance awards that are outstanding at such time.

The Field Agreement contains a non-disclosure covenant, a mutual non disparagement covenant and non-competition, customer non-solicitation, and employee non-solicitation covenants.

The foregoing description of the Field Agreement is qualified in its entirety by reference to the full text of the Field Agreement, a copy of which is filed as Exhibit 10.15 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and incorporated herein by reference.

Medina Employment Agreement

Legacy Appgate entered into an employment agreement with Mr. Medina on November 18, 2019, which became effective as of January 1, 2020 and set forth the terms and conditions of his employment (the “Prior Medina Agreement”). On October 12, 2021, Legacy Appgate, the Company and Mr. Medina entered into an amended and restated employment agreement, which became effective the same day (the “Medina Agreement”). Among other things, the Medina Agreement amended and restated the Prior Medina Agreement in its entirety and assigned all rights and obligations of Legacy Appgate to the Company. Pursuant to the Medina Agreement, Mr. Medina serves as the Company’s Executive Chairman and is entitled to, among other things (i) an annual base salary of $200,000, (ii) participate in the annual incentive program with a target annual bonus opportunity of 60% of his annual base salary, (iii) personal office space and administrative support, (iv) a personal driver, and (v) subject to approval of the Board and other conditions, a restricted stock unit award for 2021 in the amount of 1,102,217 shares of the Company’s common stock (the “RSU Award”), with such RSUs to vest, in full, on the later of (a) January 1, 2022 and (b) the date of grant of such RSUs. In connection with the grant of Mr. Medina’s Special RSUs, as discussed above, the Company and Mr. Medina agreed to amend the vesting conditions to reflect the Medina Vesting Event described above. The RSU Award is in consideration for Mr. Medina’s agreement to waive certain rights to equity awards under the Prior Medina Agreement. The Medina Agreement may be terminated by either party at any time, provided that Mr. Medina is required to give the Company at least 45 days advance notice of termination.

In the event Mr. Medina resigns for “Good Reason” or the Company terminates his employment without “Cause” (each as defined in the Medina Agreement), in either case outside of the Change in Control Period, he is entitled to receive the following payments and benefits, in addition to any accrued obligations and subject to his timely execution and non-revocation of a general release of claims in the Company’s favor and continued compliance with the restrictive covenants contained in the Medina Agreement: (i) an amount of cash equal to the sum of (a) 12 months of his then-current annual base salary and (b) his target bonus, payable in the form of salary continuation in regular installments, in accordance with our normal payroll practices, over a period of 12 months from the termination date, (ii) an amount of cash equal to a prorated portion of his annual bonus, based on actual performance, for the fiscal year in which the termination or resignation occurs, paid when bonuses for such fiscal year are paid in the ordinary course to actively employed senior executives of the Company (but in no event later than the date that is two and half months into the following fiscal year), (iii) reimbursement for his healthcare insurance premiums for a period of up to 12 months and (iv) any accrued annual bonus amounts with respect to the year prior to the year in which the termination occurs, to the extent unpaid at such time, paid as soon as practicable after the end of the year for which it is earned (and, in all events, prior to the later of (i) date that is two and a half months after the end of the year for which it is earned or (ii) 30 days after the completion of the audited financial statements for such year but not later than 120 days after the end of the year).

In the event of Mr. Medina’s termination due to his death or disability, in addition to accrued obligations, he or his estate, as applicable, shall be entitled to receive a prorated portion of his annual bonus, based on actual performance, for the fiscal year in which the termination occurs. Such bonus shall be paid when bonuses for such fiscal year are paid in the ordinary course to actively employed senior executives of the Company (but in no event later than the date that is two and half months into the following fiscal year). In addition, under the Medina Agreement, Mr. Medina’s outstanding awards under the 2021 Plan will vest in a pro-rata amount up to the date of termination, subject to applicable terms and conditions set forth in the Medina Agreement related to any performance awards that are outstanding at such time. Mr. Medina shall also receive any accrued annual bonus amounts with respect to the year prior to the year in which the termination occurs, to the extent unpaid at such time, paid as soon as practicable after the end of the year for which it is earned (and, in all events, prior to the later of (i) date that is two and a half months after the end of the year for which it is earned or (ii) 30 days after the completion of the audited financial statements for such year but not later than 120 days after the end of the year). Finally, in the event of Mr. Medina’s termination due to his disability, Mr. Medina shall be entitled to reimbursement for his healthcare insurance premiums for a period of up to 12 months.

In the event Mr. Medina resigns for “Good Reason” or the Company terminates his employment without “Cause” in either case during the Change in Control Period, he is entitled to receive the following payments and benefits, in addition to any accrued obligations and subject to his timely execution and non-revocation of a general release of claims in our favor and continued compliance with the restrictive covenants contained in the Medina Agreement: (i) an amount of cash equal to the sum of (a) 18 months of his then-current annual base salary and (b) his target bonus, (ii) an amount of cash equal to a prorated portion of his annual bonus, based on actual performance, for the fiscal year in which the termination occurs, (iii) an amount equal to 18 months multiplied by the total applicable monthly premium cost for continued healthcare insurance, and (iv) an amount equal to any accrued annual bonus amounts with respect to the year prior to the year in which the termination occurs, to the extent unpaid at such time, each payable in a lump sum payment within thirty (30) days following his separation from the Company. In addition, under the Medina Agreement, 100% of Mr. Medina’s outstanding awards under the 2021 Plan will vest, subject to applicable terms and conditions set forth in the Medina Agreement related to any performance awards that are outstanding at such time.

The Medina Agreement contains a non-disclosure covenant, a mutual non disparagement covenant and non-competition, customer non-solicitation, and employee non-solicitation covenants.

The foregoing description of the Medina Agreement is qualified in its entirety by reference to the full text of the Medina Agreement, a copy of which is filed as Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and incorporated herein by reference.

Rodriguez Employment Agreement

The Company entered into an employment agreement with Mr. Rodriguez on October 12, 2021, which sets forth the terms and conditions of his employment (the “Rodriguez Agreement”). Pursuant to the Rodriguez Agreement, Mr. Rodriguez serves as our Chief Financial Officer and is entitled to an annual base salary of $295,000 and is eligible to participate in the Company’s annual incentive program with a target annual bonus opportunity of 60% of his annual base salary. The Rodriguez Agreement may be terminated by either party at any time, provided that Mr. Rodriguez is required to give the Company at least 45 days advance notice of termination.

In the event Mr. Rodriguez resigns for “Good Reason” or the Company terminates his employment without “Cause” (each as defined in the Rodriguez Agreement) in either case outside of the Change in Control Period, he is entitled to receive the following payments and benefits, in addition to any accrued obligations and subject to his timely execution and non-revocation of a general release of claims in the Company’s favor and continued compliance with the restrictive covenants contained in the Rodriguez Agreement: (i) an amount of cash equal to 12 months of his then-current annual base salary, payable in the form of salary continuation in regular installments, in accordance with our normal payroll practices, over a period of 12 months from the termination date, and (ii) reimbursement for his healthcare insurance premiums for a period of up to 12 months.

In the event of Mr. Rodriguez’s termination due to his death or disability, in addition to accrued obligations, he or his estate, as applicable, shall be entitled to receive a prorated portion of his annual bonus, based on actual performance, for the fiscal year in which the termination occurs. Such bonus shall be paid in the following fiscal year as soon as practicable after the completion of the audited financial statements for the year in which the termination or resignation occurs, but not later than 45 days after the completion of such audited financial statements. In addition, under the Rodriguez Agreement, Mr. Rodriguez’s outstanding awards under the 2021 Plan will vest in a pro-rata amount up to the date of termination, subject to applicable terms and conditions set forth in the Rodriguez Agreement related to any performance awards that are outstanding at such time. Mr. Rodriguez shall also receive any accrued annual bonus amounts with respect to the year prior to the year in which the termination occurs, to the extent unpaid at such time, paid as soon as practicable after the completion of the audited financial statements for the year prior to the year in which the termination occurs, but not later than 45 days after the completion of such audited financial statements.

In the event Mr. Rodriguez resigns for “Good Reason” or we terminate his employment without “Cause” in either case during the Change in Control Period, he is entitled to receive the following payments and benefits, in addition to any accrued obligations and subject to his timely execution and non-revocation of a general release of claims in our favor and continued compliance with the restrictive covenants contained in the Rodriguez Agreement: (i) an amount of cash equal to the sum of (a) 12 months of his then-current annual base salary and (b) his target bonus, (ii) an amount of cash equal to a prorated portion of his annual bonus, based on actual performance, for the fiscal year in which the termination occurs, (iii) an amount equal to 12 months multiplied by the total applicable monthly premium cost for continued healthcare insurance, and (iv) an amount equal to any accrued annual bonus amounts with respect to the year prior to the year in which the termination occurs, to the extent unpaid at such time, each payable in a lump sum payment within thirty (30) days following his separation from the Company. In addition, under the Rodriguez Agreement, 100% of Mr. Rodriguez’s outstanding awards under the 2021 Plan will vest, subject to applicable terms and conditions set forth in the Rodriguez Agreement related to any performance awards that are outstanding at such time.

The Rodriguez Agreement contains a non-disclosure covenant, a mutual non disparagement covenant and non-competition, customer non-solicitation, and employee non-solicitation covenants.

The foregoing description of the Rodriguez Agreement is qualified in its entirety by reference to the full text of the Rodriguez Agreement, a copy of which is filed as Exhibit 10.16 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and incorporated herein by reference.

Director Compensation

Compensation of Current Company Directors

None of the Company’s current directors receive any compensation for their service as directors.

Fiscal Year 2021 Director Compensation

Rene A. Rodriguez, the Company’s Chief Financial Officer, served on Legacy Appgate’s Board in 2021. Victor Semah, who serves as Cyxtera’s Chief Legal Officer, Chief Compliance Officer & Secretary, served on Legacy Appgate’s Board in 2021 until July 10, 2021, at which time Mr. Semah stepped down from Legacy Appgate’s Board. Jeremy M. Dale, the Company’s General Counsel and Secretary, was appointed to Legacy Appgate’s Board at that time. At the Closing, the following individuals were appointed to the Company’s Board:

●	Fahim Ahmed, Director

●	Barry Field, Director and Chief Executive Officer

●	Jonathan J. Ledecky, Director

●	Manuel D. Medina, Chairman of the Board and Executive Chairman

●	Raymond Svider, Director

As Named Executive Officers of the Company, information regarding the compensation for Messrs. Field, Medina and Rodriguez for their services as executive officers in 2021 is set forth in the section titled “Summary Compensation Table” above. Messrs. Field, Medina and Rodriguez did not receive additional compensation for their service as a director. As an executive officer of the Company, Mr. Dale did not receive any additional compensation for his service as a director. Mr. Semah was an executive officer of Cyxtera in 2021 and did not receive any compensation for his service as a Legacy Appgate director in 2021. On May 10, 2022, Lisa Sibenac and Benjamin Phillips were appointed to the Board. Given they were not directors in 2021, they have been omitted from the below table with respect to fiscal year 2021 director compensation.

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our directors for services rendered to us during the last fiscal year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Rene A. Rodriguez(1)	—	—	—	—	—	—	—
Victor F. Semah(2)	—	—	—	—	—	—	—
Jeremy M. Dale(3)	—	—	—	—	—	—	—
Fahim Ahmed(4)	—	—	—	—	—	—	—
Barry Field(5)	—	—	—	—	—	—	—
Jonathan J. Ledecky(4)	—	—	—	—	—	—	—
Manuel D. Medina(5)	—	—	—	—	—	—	—
Raymond Svider(6)	—	—	—	—	—	—	—

(1)	Mr. Rodriguez is a Named Executive Officer of the Company for 2021. The table does not include compensation paid to him in connection with the services as an executive officer. Mr. Rodriguez did not receive additional compensation for his service as a director from January 1, 2021 to October 12, 2021. As a Named Executive Officer of the Company, information regarding Mr. Rodriguez’s compensation for his services as an executive officer in 2021 is set forth in the section titled “Summary Compensation Table” below.
(2)	Mr. Semah was an executive officer of Cyxtera in 2021. The table does not include compensation paid to him in connection with his services as an executive officer of Cyxtera. Mr. Semah did not receive compensation for his service as a Legacy Appgate director from January 1, 2021 to July 10, 2021.
(3)	Mr. Dale was an executive officer of the Company in 2021. The table does not include compensation paid to him in connection with his services as an executive officer of the Company. Mr. Dale did not receive compensation for his service as a Legacy Appgate director from July 10, 2021 to October 12, 2021.
(4)	Messrs. Ahmed and Ledecky did not receive any compensation for their service as directors of the Company for 2021.
(5)	Messrs. Field and Medina are Named Executive Officers of the Company for 2021. The table does not include compensation paid to them in connection with their services as directors. Messrs. Field and Medina did not receive additional compensation for their service as directors in 2021. As Named Executive Officers of the Company, information regarding compensation for Messrs. Field and Medina for their services as executive officers in 2021 is set forth in the section titled “Summary Compensation Table” below.
(6)	Mr. Svider did not receive any compensation for his service as a director of the Company for 2021. On May 5, 2022, Mr. Svider notified the Company that he would resign from the Board effective May 10, 2022.

RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described above, the following is a description of each transaction since January 1, 2020 and each currently proposed transaction in which:

●	Appgate has been or is to be a participant;

●	the amount involved exceeds or will exceed $120,000; and

●	any of Appgate’s directors, executive officers or beneficial holders of more than 5% of Appgate’s capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Legacy Cyxtera Related Party Transactions

Prior to December 31, 2019, Legacy Appgate was wholly-owned by Cyxtera. On December 31, 2019, Cyxtera consummated several transactions, following which Legacy Appgate became a separate, stand-alone entity. The transaction separated Cyxtera’s data center business from Legacy Appgate’s cybersecurity business. Over time, Legacy Appgate has entered into several agreements and transactions with Cyxtera (and/or one or more of its subsidiaries), SIS Holdings, which beneficially owns approximately 89% of our common stock, and certain equity owners of SIS Holdings. These agreements, relationships and transactions are described below.

Service Provider Fee

In connection with the formation of Cyxtera in 2017, certain equity owners of SIS Holdings and/or affiliates thereof (collectively, the “Service Providers”) entered into a Services Agreement (the “Services Agreement”), dated May 1, 2017, with Cyxtera and all of Cyxtera’s subsidiaries and controlled affiliates as of such date, including Legacy Appgate (collectively, the “Company Group”). The Service Providers include BC Partners, Inc. (“BC Partners”), Medina Capital Advisors, LLC (“MCA”), LDEF Series B-1 LLC — Series 17 (“LDEF”) and Star Series LLC — Series 38 (“Star” and, together with LDEF, “Longview”). Raymond Svider, who served as an Appgate director from the Closing through May 10, 2022, and Fahim Ahmed, who serves as an Appgate director, also serve as partners of BC Partners. In addition, Benjamin Phillips and Lisa Sibenac, who have served as Appgate directors since May 10, 2022, are employed by BC Partners. BC Partners indirectly owns an approximately 62.2% equity interest in SIS Holdings. MCA is indirectly owned and controlled by Manuel D. Medina, Appgate’s Executive Chairman and Chairman of the Board, and is an affiliate of Medina Capital Partners, LP (“Medina Capital”), which indirectly owns an approximately 20.9% equity interest in SIS Holdings. In addition, (i) Barry Field, who serves as Appgate’s Chief Executive Officer and as a director, is a partner at Medina Capital and (ii) Rene A. Rodriguez, who serves as Appgate’s Chief Financial Officer, is the Chief Financial Officer and a partner at Medina Capital. Longview owns an approximately 5.7% equity interest in SIS Holdings.

Under the Services Agreement, the Service Providers agreed to provide members of the Company Group with certain executive and management, financial, consulting, human resources and advisory services as requested by members of the Company Group from time to time. Pursuant to the Services Agreement, the Company Group also agreed to pay the Service Providers an annual service fee in the aggregate amount of $1.0 million in equal quarterly installments. Legacy Appgate was allocated $0.1 million in 2020 under the Services Agreement through the Intercompany Master Services Agreement described below. The Service Providers waived all fees under the Services Agreement for 2021. The Services Agreement was terminated on July 29, 2021.

Intercompany Master Services Agreement Fee

In connection with the formation of Cyxtera in 2017, the Company Group entered into the Intercompany Master Services Agreement. Under the Intercompany Master Services Agreement, Cyxtera Management, Inc., a wholly-owned subsidiary of Cyxtera (the “Management Company”), agreed to provide certain services to the other members of the Company Group from time to time, including financial, accounting, administrative, facilities and other services. Except as set forth under “Service Provider Fees” above, no amounts were allocated to Legacy Appgate under the Intercompany Master Services Agreement in 2020 or 2021. The Intercompany Master Services Agreement was terminated on July 29, 2021.

Transition Services Agreement

Upon consummation of the Cyxtera spin-off, Legacy Appgate and the Management Company entered into a transition services agreement (the “Transition Services Agreement”), pursuant to which the Management Company provided certain transition services to Legacy Appgate, and Legacy Appgate provided certain transition services to the Management Company. The term under the Transition Services Agreement commenced on January 1, 2020 and ended on June 30, 2021. Substantially all of the obligations under the Transition Services Agreement ceased on December 31, 2020.

During 2020, the Management Company charged Legacy Appgate $4.2 million for services rendered under the Transition Services Agreement. During 2020, Legacy Appgate charged the Management Company $0.3 million of fees for services provided to the Management Company and its affiliates by Legacy Appgate. During 2021, charges under the Transition Services Agreement between Legacy Appgate and the Management Company were less than $120,000.

Promissory Notes

On March 31, 2019, Legacy Appgate issued promissory notes to each of Cyxtera and the Management Company (collectively, the “Promissory Notes”) evidencing funds borrowed at such time by Legacy Appgate from each of Cyxtera and the Management Company, as well as potential future borrowings. The Promissory Notes had a combined initial aggregate principal amount of $95.2 million and provided for additional borrowings during the term of the Promissory Notes for additional amounts not to exceed approximately $52.5 million in the aggregate (approximately $147.7 million including the initial aggregate principal amount). Interest accrued on the unpaid principal balance of the Promissory Notes at a rate per annum equal to 3%; provided, that with respect to any day during the period from the date of the Promissory Notes through December 31, 2019, interest was calculated assuming that the unpaid principal balance of the Promissory Notes on such day was the unpaid principal amount of the notes on the last calendar day of the quarter in which such day occurs. Interest was payable upon the maturity date of the Promissory Notes. Each of the Promissory Notes had an initial maturity date of March 30, 2020 and was extended through March 30, 2021 by amendments entered into effective as of March 30, 2020.

During 2020, Legacy Appgate received advances of $19.4 million under the Promissory Notes. No advances were made during 2021. The outstanding principal and interest under the Promissory Notes was $153.8 million as of December 31, 2020.

On February 8, 2021, Legacy Appgate repaid Cyxtera the full amount of the Promissory Note held by Cyxtera and made a partial repayment to the Management Company on the then accumulated principal and interest under the Promissory Note held by the Management Company. On that same date, the Management Company issued a payoff letter to Legacy Appgate extinguishing the balance remaining unpaid following such repayment.

Related Party Transactions related to the Merger

The Merger

On February 8, 2021, Newtown Lane Marketing, Inc. (“Newtown Lane”) entered into the Merger Agreement with Newtown Merger Sub. Corp., a wholly owned subsidiary of Newtown Lane (“Merger Sub”), and Legacy Appgate. Mr. Ledecky, who is an Appgate director, served as President and sole director and held a 69.1% indirect equity ownership interest in Newtown Lane at the time the Merger Agreement was executed. Pursuant to the Merger Agreement, on October 12, 2021, Merger Sub merged with and into Legacy Appgate, with Legacy Appgate being the surviving entity of the Merger and a wholly-owned subsidiary of the Company. Following the Merger, Newtown Lane changed its name to Appgate, Inc.

Merger Registration Rights Agreement

On October 12, 2021, in connection with, and as a condition to, the Closing, Newtown Lane entered into a registration rights agreement (the “Merger Registration Rights Agreement”) with SIS Holdings and Ironbound Partners Fund, LLC, the owner of the majority of the outstanding common stock of Newtown Lane prior to the Closing (“Ironbound,” and together with SIS Holdings, the “Holders”), and, solely with respect to Section 3.1 of the Merger Registration Rights Agreement, Medina Capital Fund II — SIS Holdco, LP. Pursuant to the Merger Registration Rights Agreement, the Holders have the right to require us to file one or more registration statements with the SEC for the sale of our common stock held by the holders, subject to certain exceptions. The Company is obligated to use its commercially reasonable best efforts to have a resale “shelf” registration statement declared effective with the SEC by February 9, 2022 (or May 10, 2022 if the SEC notifies the Company that it will “review” the registration statement). The Company will also be required to facilitate “takedown” offerings from the shelf upon demand by the Holders, provided that (i) the Company is eligible to use Form S-3 and (ii) the offering (x) has an anticipated offering price, net of the underwriters’ discount, in excess of $50.0 million or (y) constitutes the total aggregate registrable securities then held by all the Holders. The Holders may also require the Company to file an S-1 or S-3 registration statement for any registrable securities not included in the aforementioned “shelf” registration statement, provided the offering (i) has an anticipated offering price, net of the underwriters’ discount, in excess of $50.0 million or (ii) constitutes the total aggregate registrable securities then held by all the Holders. All holders of registrable securities party to the Merger Registration Rights Agreement are entitled to certain “piggyback” registration rights in subsequent offerings. Such holders are entitled to notice of a registered offering by the Company or by stockholders other than the Holders and to have their shares included on a pro rata basis. The Merger Registration Rights Agreement also provides that the Company will pay certain expenses of the Holders relating to the registrations and indemnify them against certain liabilities which may arise under the Securities Act and other federal or state securities laws.

On March 12, 2022, the Holders agreed to waive their registration rights under the Merger Registration Rights Agreement until the earlier of (i) ten (10) business days after the Company becomes eligible to register the Holders’ shares of the Company’s common stock with the SEC on Form S-3 and (ii) October 31, 2022 (such earlier date, the “Extension Date”). Notwithstanding any provision in the Merger Registration Rights Agreement to the contrary, all time periods set forth in the Merger Registration Rights Agreement relating to the effectiveness of an initial shelf registration statement shall commence on the Extension Date.

Commercial Related Person Transactions with Cyxtera

Appgate maintains a number of ordinary course commercial relationships, both as a customer and service provider, with Cyxtera. For instance, in 2020, 2021 and the six months ended June 30, 2022, Cyxtera (and/or its subsidiaries) purchased certain cybersecurity products and services from Legacy Appgate, including licenses for Legacy Appgate cybersecurity software and training. For 2020, 2021 and the six months ended June 30, 2022, Legacy Appgate charged Cyxtera $143,990, $150,069, and $146,090, respectively, for those products and services. In 2020, 2021 and the six months ended June 30, 2022, Cyxtera provided Legacy Appgate certain data center colocation and CXD services. For 2020, 2021 and the six months ended June 30, 2022, Cyxtera charged Legacy Appgate $167,960, $346,230 and $173,534, respectively, for those services. Messrs. Ahmed and Medina serve on the boards of directors of the Company and Cyxtera and, as of April 11, 2022, SIS Holdings owned approximately 61.5% of Cyxtera’s outstanding common stock. Mr. Svider, who serves on the board of directors of Cyxtera, also served as a director of the Company from the Closing to May 10, 2022.

Related Party Transactions with SIS Holdings

Revolving Credit Facility

On April 26, 2022, Legacy Appgate, Appgate, the other guarantors party thereto and SIS Holdings entered into a revolving credit agreement (the “Revolving Credit Agreement”) which provides for a $50.0 million unsecured, revolving credit facility. This indebtedness is contractually subordinated to the Convertible Senior Notes and matures, on the earlier to occur of (a) June 30, 2023, (b) the closing of a registered offering of Capital Stock (as defined in the Revolving Credit Agreement) of the Company in an aggregate amount equal to $50.0 million or more or (c) the date of which the Loans (as defined in the Revolving Credit Agreement) are accelerated upon an Event of Default (as defined in the Revolving Credit Agreement). Interest accrues on amounts drawn under the Revolving Credit Facility at a rate of 10.0% per annum, payable in cash on the Final Maturity Date (as defined in the Revolving Credit Agreement). The Revolving Credit Agreement is subject to customary terms, covenants and conditions. All obligations under the Revolving Credit Agreement are guaranteed by Appgate and Legacy Appgate’s domestic subsidiaries.

During the six months ended June 30, 2022, Legacy Appgate received advances of $21.0 million under the Revolving Credit Facility. The outstanding principal and interest under the Revolving Credit Facility was $21.2 million as of June 30, 2022. On July 28, 2022, we borrowed an additional $9.0 million under the Revolving Credit Facility.

Director Related Party Transactions

Transactions with Director Affiliated Companies

Messrs. Svider and Ahmed, who serve as directors of SIS Holdings GP LLC, the sole general partner of SIS Holdings, are also members of the board of directors of Chewy, Inc. (“Chewy”), an American online retailer of pet food and other pet-related products, and PetSmart, Inc. (“PetSmart”). In addition, Mr. Svider served as a director of the Company from the Closing until May 10, 2022, Mr. Ahmed, who also serves as a director of the Company, became a Company director as of the Closing, and Ms. Sibenac, who also serves as a director of Chewy, became a Company director on May 10, 2022. During 2020, 2021 and the six months ended June 30, 2022, Legacy Appgate charged Chewy (or the channel partner reselling certain cybersecurity products provided to Chewy) $170,100, $423,225, and $409,818, respectively, under contracts between Legacy Appgate and Chewy (or the channel partner reselling certain cybersecurity products provided to Chewy). During the six months ended June 30, 2022, Legacy Appgate charged PetSmart $0.1 million under its contract with PetSmart. The agreement with PetSmart was executed in 2022, and as such, no charges were made under such agreement in prior periods.

Related Party Transactions related to Newtown Lane

From May 2013 to August 2020, Mr. Ledecky, the prior controlling shareholder of Newtown Lane and now a member of our Board, entered into multiple promissory notes with Newtown Lane whereby Mr. Ledecky provided working capital to Newtown Lane totaling an aggregate outstanding amount of $367,000. All the outstanding principal amount of promissory notes were repaid in full in connection with the Closing.

Other Related Party Transactions

CenturyLink Communications, LLC (“CenturyLink”), an approximate 10.4% owner of SIS Holdings and, as a result, an indirect beneficial owner of the Company, is a reseller of certain of Legacy Appgate’s products and services. During 2020, 2021 and the six months ended June 30, 2022, Legacy Appgate charged CenturyLink $207,680, $834,348 and $550,371, respectively, under contracts for certain cybersecurity products provided by Legacy Appgate to CenturyLink for resale by CenturyLink to end users.

Director and Officer Indemnification

Our A&R Charter and A&R Bylaws provide indemnification for our directors and officers to the fullest extent permitted by Delaware law, subject to certain limited exceptions. We have entered into separate indemnification agreements with each of our directors and executive officers. We have also purchased directors’ and officers’ liability insurance for each of our directors and executive officers.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO USA, LLP served as our independent registered public accounting firm for the year ended December 31, 2021. Our Board has not yet formally appointed an independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2022.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to us by BDO USA, LLP for years ended December 31, 2021 and 2020.

	2021	2020(1)
Audit fees (2)	$780,000	$—
Audit-related fees (3)	530,300	—
Tax fees	—	—
All other fees (4)	—	126,501
Total Fees	$1,310,300	$126,501

(1)	Prior to October 12, 2021, Liggett & Webb P.A. served as the independent registered public accounting firm for Newtown Lane Marketing, Inc., our predecessor.
(2)	Audit fees consist of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, reviews of our quarterly consolidated financial statements and related accounting consultations and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those years.
(3)	Audit-related fees consist of fees billed for professional services for work performed in connection with registration statements and other regulatory filings and the issuance of consents related thereto.
(4)	All other fees consist of fees billed for professional services rendered for advisory work in connection with Legacy Appgate’s disposal of Brainspace Corporation.

Auditor Independence

In 2021, there were no other professional services provided by BDO USA, LLP, other than those listed above, that would have required our Board to consider their compatibility with maintaining the independence of BDO USA, LLP.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Company does not have any have pre-approval policies or procedures with respect to audit and permissible of non-audit services of our independent registered public accounting firm. The Company also does not currently have an audit committee. Therefore, any services rendered by our independent registered public accounting firm are approved by the Board.

OTHER MATTERS

Information Available

The Company is subject to the information and reporting requirements of the Exchange Act and in accordance with the Exchange Act, the Company files periodic reports, documents and other information with the SEC relating to its business, financial statements and other matters, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and any reports prior to or subsequent to that date.

The Company’s filings with the SEC are also available to the public from the SEC’s website, http://www.sec.gov.

You may also obtain a copy of our annual report, free of charge, by sending a written request to Appgate, Inc., 2 Alhambra Plaza, Suite PH-1-B, Coral Gables, Florida 33134, Attention: Investor Relations.

Delivery of Documents to Security Holders Sharing An Address

We will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at Appgate, Inc., 2 Alhambra Plaza, Suite PH-1-B, Coral Gables, Florida 33134, Attention: Investor Relations.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may send notification to or call the Company’s principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Barry Field
Name:	Barry Field
Title:	Chief Executive Officer and Director

Coral Gables, Florida

August 11, 2022